ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of May 6, 2013, by and among CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Special Servicer, CITIBANK, N.A., as Certificate Administrator and U.S. BANK NATIONAL ASSOCIATION, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2013-375P (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 12.7 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from January 1, 2013 through December 31, 2013 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of March 2014.

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.